UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Intra-Cellular Therapies, Inc.

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430 East 29th Street

New York, New York 10016

Intra-Cellular Therapies, Inc.

2019 Annual Meeting of Stockholders

Supplemental Information Regarding Proposal 3

June 14, 2019

Dear Stockholders:

We are writing to ask for your support by voting in accordance with the recommendations of the Board of Directors (the “Board”) of Intra-Cellular Therapies, Inc. (the “Company” or “Intra-Cellular”) on all of the Company’s proxy proposals. In particular, we are asking you to vote “FOR” Proposal 3: our advisory vote on approval of executive compensation (our “Say-on-Pay Proposal”).

Our compensation philosophy, program and 2018 decisions are described in detail in our 2019 proxy statement (the “Proxy Statement,” available in the Investors section of our website at www.intracellulartherapies.com), but to assist you in evaluating our Say-on-Pay Proposal, we would like to provide you with certain additional information and context.

To understand our executive compensation program, we believe it is important to understand our business and our strategy.

We are a biopharmaceutical company focused on the discovery and clinical development of innovative, small molecule drugs that address underserved medical needs primarily in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system (“CNS”). Lumateperone is our lead product candidate with mechanisms of action that, we believe, may represent an effective treatment across multiple therapeutic indications.

Our goal is to discover and develop novel small molecule therapeutics for the treatment of CNS diseases and other diseases in order to improve the lives of people suffering from such illnesses. Using our key understanding of intracellular signaling, we seek to accomplish our goal, using our in-house expert drug discovery and clinical development teams, in two ways:

•	we seek to develop first-in-class medications with novel mechanisms that have the potential to treat CNS diseases and other diseases for which there are no previously marketed drugs; and

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we seek to develop drugs that either can differentiate themselves in competitive markets by addressing aspects of CNS diseases and other diseases which are not adequately treated by currently marketed drugs or can be effective with fewer side effects.

The key elements of our strategy are to:

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complete the development of lumateperone for its lead indication, treatment of schizophrenia, and for additional neuropsychiatric indications, such as bipolar disorder, behavioral disturbances in dementia, including Alzheimer’s disease, residual symptoms in schizophrenia and major depressive disorder;

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expand the commercial potential of lumateperone by investigating its usefulness in additional neurological areas, such as autism spectrum disorder, and in additional neuropsychiatric indications, such as sleep disorders associated with neuropsychiatric and neurological disorders;

•	continue to develop our phosphodiesterase (“PDE”) inhibitor compounds, such as ITI-214, for the treatment of CNS and non-CNS conditions, including cardiovascular disease;

•	advance earlier stage product candidates in our pipeline, such as ITI-333, for substance use disorders, pain and psychiatric comorbidities including depression and anxiety; and

•	develop our commercial capabilities to support the successful commercialization of our products.

In addition to TSR, we also evaluate performance based on specific factors that drive our long-term business performance.

Like many of our peers in the biopharmaceutical industry, our total stockholder return (“TSR”) for 2018 was disappointing. However, due to the long product development life cycles in the biopharmaceutical industry, including a lengthy research and development period and a rigorous approval phase involving human testing and governmental regulatory approval, we do not believe that stock price or TSR should be the sole measure of the performance of our company or of our management.

As a clinical-stage biopharmaceutical company, our performance achievements are primarily related to specific strategic goals, including advancing our development programs, research function, clinical activities, pre-commercialization activities and certain corporate and financial goals, which we believe will create long-term value for stockholders. In addition to TSR, we also evaluate performance based on specific factors that drive our long-term business growth, and that position our company to weather the volatility inherent in our industry, including:

•	initiation and progress of preclinical development and clinical trials for our product candidates;

•	achievement of regulatory milestones;

•	establishment and maintenance of key strategic relationships and new business initiatives including financings; and

•	development of organizational capabilities and managing our growth as we expand to become a fully integrated commercial organization.

In 2018, we made important progress in advancing our mission to develop innovative treatments to improve the lives of individuals suffering from neuropsychiatric and neurologic disorders, demonstrating the productivity and strength of our business strategy.

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In the fourth quarter of 2018, the U.S. Food and Drug Administration (“FDA”) accepted for review our new drug application (“NDA”) for lumateperone for the treatment of schizophrenia, representing a major milestone in the development of our lead product candidate.

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We also made significant progress in building our commercial infrastructure in preparation for potential commercial launch of lumateperone, including the hiring of our commercial senior leadership team.

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We continued to advance other product candidates in our pipeline, such as ITI-214 for Parkinson’s disease and heart failure and ITI-333 for substance-use disorders, pain and psychiatric comorbidities. In October 2018, we presented the results of our Phase 1/2 randomized, double-blind, placebo-controlled, multiple rising dose clinical trial to evaluate ITI-214, our PDE1 inhibitor, in patients with Parkinson’s disease and announced the favorable safety profile for ITI-214. In December 2018, we reported preclinical data on our ITI-333 product development candidate, a potential treatment for substance-use disorders, pain and psychiatric comorbidities, including depression and anxiety.

As further context for our 2018 executive compensation decisions, we believe it is important to reiterate how our executive compensation strategy is aligned with our business strategy and the specific performance factors our compensation committee considers when determining the compensation of our named executive officers.

As a clinical-stage biopharmaceutical company, our compensation committee generally believes that a holistic approach to compensation best supports our strategic objectives. Our compensation committee believes that our performance is measured generally by our ability to advance product candidates into and through the clinic toward the market and to secure capital to fund our programs and to operate our business efficiently, and our overall success requires interdisciplinary contribution across our executive management team.

When designing our 2018 executive compensation program, the compensation committee remained steadfastly committed to aligning our executives’ compensation with the interests of our stockholders and the performance of Intra-Cellular. We strongly believe that our 2018 executive compensation program fostered a culture of high performance and accountability to promote long-term stockholder value creation.

Specifically, in order to reinforce our commitment to align executive pay with the Company’s performance and the interests of our stockholders for near- and long-term performance, our compensation committee determined:

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No increases to annual cash bonus targets for 2018. For 2018, the compensation committee determined not to increase annual cash bonus target percentages for our named executive officers; instead target bonus percentages remained constant from 2017. None of our named executive officers are guaranteed an annual cash bonus.

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Reduction, or no increase, in the case of Dr. Mates, to the percentage of each named executive officer’s target bonus opportunity payable for 2018 performance. Our compensation committee determined that notwithstanding our meaningful accomplishments in 2018, which included important progress made in the development of our lead product candidate, development of our other product candidates and additional programs and the expansion of our commercial and other infrastructure, our stock price declined in 2018. As a result, and in order to reinforce our commitment to align executive pay with the Company’s performance and the interests of our stockholders for near- and long-term performance, our compensation committee determined that it would reduce, or not increase in the case of Dr. Mates, the percentage of each named executive officer’s target bonus opportunity payable for 2018 performance as compared to the 2017 bonus payments.

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Reduction in value of equity grants in 2018. In the case of Dr. Mates and certain of our other executive officers, our compensation committee determined to reduce the value of 2018 equity grants by approximately 15% as compared to the 2017 equity grants.

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Consideration of the appropriate mix of equity awards. The compensation committee incorporates performance-based equity awards when it determines that important milestones should form the basis of a performance-based equity grant and that such a grant would not promote excessive risk taking that could adversely impact the Company or its research or development of pharmaceutical products. The compensation committee believes that combining performance-based equity awards with time-vesting equity awards complements the performance-based awards and facilitates a focus on the totality of the Company’s ongoing and future activities as potential contributors to stock price appreciation. For example, in 2017, the compensation committee granted performance-based restricted stock units, one-third of each vested in 2018 and two-thirds of each will vest only upon the achievement of certain milestones, including the approval of an NDA by the FDA and achievement of certain comparative stockholder returns against our peers measured over a three-year period ending on December 31, 2019. The compensation committee considered grants of performance-based restricted stock units in 2018, but decided that since the majority of the milestones under the performance-based restricted stock unit awards granted in 2017 remain outstanding, it would not to grant additional performance-based restricted stock unit awards in 2018.

Our Executive Compensation Program Reflects Strong Corporate Governance Attributes

As discussed in more detail in the Compensation Discussion and Analysis section of the Proxy Statement, recent changes to our compensation and governance practices include:

•	introduction of performance-based equity awards;

•	reduction in value of equity awards to align with stock price performance;

•	enhanced disclosure with respect to the performance metrics evaluated by our compensation committee when determining annual bonuses;

•	introduction of a new compensation peer group in 2017 based on new parameters that continued to apply in 2018; and

•	appointment of a lead independent director.

Our Board remains committed to an executive compensation program that supports our strategic objectives and aligns with stockholders’ interests.

The compensation committee takes into account stockholder feedback (including considering the results of our annual say-on-pay proposals) in evaluating and making executive compensation decisions, and is committed to an active dialogue with our stockholders on topics of particular concern to stockholders, including executive compensation matters. For the reasons set forth above and in our Proxy Statement, we urge you to vote “FOR” our Say-on-Pay Proposal (Proposal 3). Even if you have already voted, you can change your vote before the 2019 Annual Meeting of Stockholders, as described in more detail in our Proxy Statement (under the heading “May I Change or Revoke My Proxy?”).

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.

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